UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 14, 2005

Abgenix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-24207	94-3248826
(Commission File Number)	(IRS Employer Identification No.)

6701 Kaiser Drive, Fremont California	94555
(Address of Principal Executive Offices)	(Zip Code)

510-284-6500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 14, 2005, Abgenix, Inc., a Delaware corporation (the “Company”) and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”) entered into Amendment No. 2 (“Amendment No. 2”) to the Amended and Restated Preferred Shares Rights Agreement, dated as of May 9, 2002, as amended by Amendment No.1 to the Amended and Restated Preferred Shares Rights Agreement, by and between the Company and the Rights Agent (the “Rights Agreement”) in connection with the Company, Amgen Inc., a Delaware corporation (“Amgen”), and Athletics Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Amgen (“Merger Sub”) entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2005, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a subsidiary of Amgen.

In connection with the Merger and pursuant to the Merger Agreement, the Company agreed to enter into Amendment No. 2.  Pursuant to Amendment No. 2, the definition of an Acquiring Person was amended to provide that Amgen and its affiliates would not become an Acquiring Person as a result of the execution and delivery of the Merger Agreement, the consummation of the Merger or consummation of the other transactions contemplated by the Merger Agreement.  In addition, the definition of Distribution Date and Triggering Event (each, as defined in the Rights Agreement) have been deemed to not occur as a result of the execution and delivery of the Merger Agreement, the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the public announcement of the Merger Agreement.

The foregoing description of Amendment No. 2 is qualified in its entirety by reference to the terms of Amendment No. 2, which is incorporated herein by reference to Exhibit 3 to the Company’s Amendment No. 4 to Form 8-A filed December 19, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABGENIX, INC.

	By:	/s/ H. Ward Wolff
H. Ward Wolff
Chief Financial Officer and Senior Vice President, Finance

Date: December 16, 2005